Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wilmington Trust Corporation:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to the Corporation’s adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments —Debt and Equity Securities), as of April 1, 2009.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 7, 2011